Exhibit 99.1

NEWS RELEASE

FOR INFORMATION, CONTACT

INVESTORS:	MEDIA:
Lisa A. Indest	Karen L. Bailey
CAO & Senior VP, Finance	VP, Communications & Marketing
614.887.5844	614.887.5847
lisa.indest@wpglimcher.com	karen.bailey@wpglimcher.com

FOR IMMEDIATE RELEASE

Thursday, February 26, 2015

WP GLIMCHER ANNOUNCES JOINT VENTURE

WITH O’CONNOR CAPITAL PARTNERS FOR

FIVE MALLS VALUED AT $1.625 BILLION

COLUMBUS, OH — February 26, 2015 — Washington Prime Group Inc. (d/b/a WP Glimcher) (NYSE: WPG) announced today that the company has entered into a definitive agreement providing for a joint venture with O’Connor Mall Partners, L.P., an affiliate of O’Connor Capital Partners (“O’Connor”), with respect to the ownership and operation of five of WP Glimcher’s malls, which are valued at approximately $1.625 billion. This pricing implies an approximate 5.25% capitalization rate on in-place net operating income.

O’Connor will have a 49% interest in the joint venture and WP Glimcher will retain a 51% interest.  The five properties in the joint venture will be:  The Mall at Johnson City in Johnson City, Tennessee; Pearlridge Center in Aiea, Hawaii; Polaris Fashion Place® in Columbus, Ohio; Scottsdale Quarter® in Scottsdale, Arizona; Town Center Plaza (which consists of Town Center Plaza and the adjacent Town Center Crossing), each in Leawood, Kansas.  WP Glimcher will continue to lease and manage the properties.

Mark S. Ordan, Executive Chairman of WP Glimcher said, “We are very pleased to have taken this important step to further strengthen our investment grade balance sheet.”  Mr. Ordan added, “We are excited about forming this important relationship with O’Connor, a highly-respected and strategic investor that shares our vision of investing in these high-growth properties.”

In exchange for its interest in the venture, O’Connor will pay 49% of the aggregate value of the properties of approximately $1.625 billion, less the mortgages secured by such properties at closing, plus costs spent to date on Phase III development at Scottsdale Quarter, subject to certain adjustments as set forth in the purchase agreement.  The transaction is expected to generate net proceeds of approximately $430 million to WP Glimcher after taking into account the assumption of debt and estimated closing costs.  The proceeds will be used to repay a portion of the bridge loan that the company used to finance the acquisition of Glimcher Realty Trust, which was completed in January 2015.  Subject to the satisfaction or waiver of certain closing conditions, the transaction is anticipated to close in the second quarter of 2015.

Founded in 1983, O’Connor Capital Partners is a privately-held, independent manager, owner, operator and developer of real estate.

WP Glimcher was represented by Eastdil Secured LLC, and Wachtell, Lipton, Rosen & Katz is serving as legal advisor to WP Glimcher. Neal, Gerber & Eisenberg LLP is serving as legal advisor to O’Connor.

About WP Glimcher

WP Glimcher (NYSE: WPG) is a retail REIT and a recognized leader in the ownership, management, acquisition and development of retail properties, including mixed use, open-air and enclosed regional malls as well as community centers.  WP Glimcher owns and manages 120 shopping centers totaling more than 68 million square feet diversified by size, geography and tenancy.  WP Glimcher combines a national real estate portfolio with an investment grade balance sheet and plans to leverage its expertise across the entire shopping center sector to increase cash flow through rigorous asset management of existing assets.   WP Glimcher is the d/b/a for Washington Prime Group Inc.  Scottsdale Quarter, Glimcher, Polaris Fashion Place, and The Quarter®, are registered trademarks of WP Glimcher.

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management Washington Prime Group Inc. (d/b/a WP Glimcher) (“WPG”) concerning the proposed transactions, the anticipated consequences and benefits of the transactions and the targeted close date for the transactions, and other future events and their potential effects on WPG, including, but not limited to, statements relating to anticipated financial and operating results, the company’s plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of WPG’s management, and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WPG to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, without limitation: the ability to satisfy the conditions to transactions on the proposed terms and timeframe; the possibility that the transactions do not close when expected or at all; the ability to finance the transactions; the effect of the announcement of transaction(s) on the WPG’s relationships with their respective tenants, lenders or other business parties or on their operating results and businesses generally; changes in asset quality and credit risk; ability to sustain revenue and earnings growth; changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; tenant or joint venture partner(s) bankruptcies; the failure to increase mall store occupancy and same-mall operating income; risks associated with the acquisition, development, expansion, leasing and management of properties; changes in market rental rates; trends in the retail industry; relationships with anchor tenants; risks relating to joint venture properties; costs of common area maintenance; competitive market forces; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the restrictions in current financing arrangements or the failure to comply with such arrangements; the liquidity of real estate investments; the impact of changes to tax legislation and WPG’s tax positions; failure to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; loss of key personnel; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; possible restrictions on the ability to operate or dispose of any partially-owned properties; the failure to achieve earnings/funds from operations targets or estimates; the failure to achieve projected returns or yields on development and investment properties (including joint ventures); changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities; the unfavorable resolution of legal proceedings; the impact of future acquisitions and divestitures; significant costs related to environmental issues; and other risks and uncertainties, including those detailed from time to time in WPG’s statements and periodic reports filed with the Securities and Exchange Commission, including those described under “Risk Factors”. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this press release and WPG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. Actual results may differ materially from current projections, expectations, and plans, if any. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

Visit WP Glimcher at:  www.wpglimcher.com